Exhibit 99.2

AUXILIO First Quarter 2013 Financial Results Conference Call
May 15, 2013
2 p.m. PT/5 p.m. ET

I.	Operator Delivers Safe Harbor and Introduces Management

A.
Thank you for joining AUXILIO, Inc. management for its First Quarter 2013 financial results conference call.  This call is being broadcast live over the internet. A webcast replay will be available at the company’s website for 15 days.

B.	After reading a short Safe Harbor statement, I will turn the call over to management.
i.
The presentations and commentary of the officers and employees of AUXILIO during the course of this call, as well as any responses by such officers and employees to questions posed to them during the course of this call, contain certain forward-looking statements relating to the business of AUXILIO that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product and services development, long and uncertain sales cycles, market acceptance, future capital requirements, competition from other providers the ability of our vendors to continue supplying the company with equipment, parts, supplies and services and comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in the company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. AUXILIO is under no obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

C.
On the call today are AUXILIO’s President and Chief Executive Officer, Joe Flynn who will deliver an overview and summary of the quarter’s business highlights; and its Chief Financial Officer, Paul Anthony, who will discuss the company’s financial results.  Joe will then provide closing remarks.

D.	It is now my pleasure to turn the call over to Joe Flynn. Please go ahead, Joe.

Joe Flynn, President & CEO

1)	Thank you and welcome everyone.

2)
We have seen significant improvement in our financial performance highlighted by a $1.3 million positive swing in our earnings, compared to the first quarter 2012. In addition, our revenue increase was 54 percent for the first quarter 2013, over the same period of last year.

3)	All of this improvement is due to the record-breaking number of hospitals we signed in late 2011 and 2012, the total of which was 47 – a tremendous achievement for our company.

4)
Our financial performance reinforces the strength of our Managed Print Services business model for hospitals, our ability to increase our margins as our accounts mature and our strategy to reduce the time between new account implementation and profitability.

5)
As a reminder, we successfully implemented our MPS program in 40 hospitals last year. This was the largest number of simultaneous implementations in our company’s history and a direct result of our decision in 2011 to initiate a comprehensive national training program for our operations staff.

6)
This initiative proved to be the right investment to make, at the right time. As you know, part of our start-up costs includes hiring staff when we sign a new contract. Our standardized training program afforded us the confidence to put qualified and trained teams of employees in new hospital customer locations across the country. Subsequently, we managed the tremendous growth and large number of implementations successfully. Many of these accounts are already earning us cash.

7)
Our company has gained strong momentum and visibility in the health care market, and our business development team is working hard to use our growing market presence to attract new hospitals that will build upon the solid foundation we have established.

8)
We have doubled the size of our national portfolio to over 80 hospitals with more than 1,600 affiliated care entities across the U.S. We are growing our margins and we continue to see decreases in operating expenses as a percentage of revenue, which we expect to continue.

9)
As you know, cutting costs that do not affect patient care is a top priority for hospitals as they continue to tackle organizational and business challenges due to health care reform funding changes, regulations and mandates.

10)
It is important to note that in this atmosphere of change in hospitals, AUXILIO is identified as part of the solution to improve process efficiencies in the production of documents and drive down costs in print-related expenses.  We have earned the confidence of our customers for service excellence and many of our customers have added more campuses to their contracts over the last two years. Some of these health care systems include Saint Alphonsus Health System in Idaho and Oregon, the Johns Hopkins Health System in Maryland and MemorialCare in California, to name a few.

11)
Our success at expanding our MPS program or on-boarding new hospitals in large multi-state health care networks like Catholic Health East and Bon Secours Health System or multi-hospital systems like Sharp HealthCare in California, demonstrates to the market that our company has the experience and expertise to execute our MPS program in care organizations of all sizes and configurations, including Integrated Delivery Networks or IDNs.

12)	As we continue our growth trajectory, we are in lockstep and well-prepared to address the evolution of the health care industry into the future.

13)	Now I’ll review a few of our highlights.

a)
Our improved earnings for Q4 2012 and the first quarter 2013 was driven by the record-breaking number of hospitals we implemented in 2012, as well as a strong focus on margin improvement and cost containment in our day-to-day operations;

b)
We are currently engaged in several new hospital implementations, including at Sharp HealthCare and Citrus Valley Health Partners’ in California – a new contract we announced this year. Once fully implemented and start-up costs have been absorbed, these nine hospitals will increase our recurring revenue and soon be driving additional margin, and

c)	We have a strong pipeline that we are working hard on.

14)	With that, I would like to turn the call over to Paul Anthony, our CFO, for a financial review. Paul

Paul Anthony, CFO

Thank you, Joe.

1)	For the three months ended March 31, 2013,

a)
Net revenue was $10.1 million, an increase of 54% when compared to $6.5 million in the same period of 2012. The increase in revenue is primarily a result of the addition of six new recurring revenue contracts started during 2012.

b)
We also recorded approximately $1.2 million in equipment revenue during the quarter, compared to approximately $630,000 for the same period in 2012. The increase is due primarily to the increase in our customer base.

c)
Cost of revenue for the first quarter of 2013 was $8.5 million, as compared to $6.1 million for the same period in 2012. As a reminder, we expect higher cost of revenues at the start of our engagements with most new customers due to our service business model.

d)
Gross profit for the first quarter of 2013 was $1.6 million, or 16% of sales, compared to $350,000, or 5% of sales in the first quarter of 2012 reflecting the maturing of our customer base and our focus on margin improvement.

e)	Operating expenses were $1.7 million for the first quarter of 2013, or 17% of sales, compared to $1.6 million, or 24% of sales, in the same quarter of 2012.
f)	Net loss for the quarter was $230,000 or $0.01 per share, compared to a net loss of $1.6 million, or $0.08 per share, in the first quarter of 2012.

2)
Regarding our improvement in the non-GAAP measure of adjusted income from operations. Excluding $197,000 in charges related to stock based compensation and $190,000 in charges related to stock granted for marketing activities, we achieved positive adjusted income from operations of $289,000 in the first quarter of 2013, compared to a loss of $1.0 million after excluding charges of $92,000 for stock based compensation and $135,000 for stock granted for marketing activities for the first quarter of 2012.

3)	We have a cash balance of $2.7 million and $0 borrowing on our line of credit compared to $2.2 million in cash and $528,000 borrowed against our line of credit at December 31, 2012.

4)	Now I would like to return the call to Joe.

Joe Flynn, President, CEO

1)	Thank you, Paul.

2)
In summary, our first quarter results built off the momentum we gained in 2012 when we signed a record-setting number of new hospitals and successfully completed the largest number of MPS implementations in one year in our history.

3)
Our investment in our operations training program has paid off as we have standardized our implementations infrastructure to execute our MPS program in large health care systems, simultaneously and successfully.

4)	As we continue growing stronger and building our company, our concentration is on four key priorities:

a)	Keeping focused on providing our customers with exceptional customer service;
b)	Continuing to reduce the time to reach profitability in all existing accounts;
c)	Working to enhance our pipeline to capture more market share, and
d)	Employing a continued and disciplined approach in managing our cash.

5)	We intend to continue to take advantage of every opportunity to advance our business objectives and return value to our shareholders. We look forward to updating you on our progress.

6)	With that, operator, I'd like to open the lines for Q&A.

Operator Q&A

Joe Flynn, President, CEO

1)	Thank you operator, and thanks everyone for joining us today.

2)	We look forward to speaking with everyone again either before or at our second quarter 2013 earnings call in August.

3)	Have a wonderful day.